UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012.

AMERICAN RAILCAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri		63301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (636) 940-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The transactions described below are collectively referred to herein as the “Lease Fleet Financing.” American Railcar Industries, Inc. (ARI or the Company) is engaging in the Lease Fleet Financing to support and grow its leasing business and to fund general corporate obligations.

Contribution and Sale. On December 20, 2012, (the Closing Date) ARI and its newly formed, wholly-owned subsidiary, Longtrain Leasing I, LLC, a Delaware limited liability company (Longtrain) entered into a contribution and sale agreement. The agreement governs transfers of certain railcars, the lease agreements pursuant to which such railcars are leased to third parties, the receivables associated therewith and certain other related assets (the Transferred Assets) that ARI may from time to time convey to Longtrain. On any date that ARI conveys Transferred Assets to Longtrain, Longtrain will purchase approximately 75% of any such Transferred Assets for cash at a price equal to the adjusted appraised value of such Transferred Assets, less transaction costs, and the remaining adjusted appraised value of any such Transferred Assets will be deemed to be a capital contribution from ARI to Longtrain. Under this agreement, on the Closing Date ARI conveyed certain Transferred Assets to Longtrain.

Credit Agreement. Also on the Closing Date, Longtrain entered into a credit agreement by and among Longtrain, as Borrower, ARI, as Seller, Fifth Third Bank, as Administrative Agent, and the lenders party thereto from time to time (the Longtrain Credit Agreement), pursuant to which Longtrain established a senior secured delayed draw term loan facility, providing for an initial draw on the Closing Date (the Initial Draw) and up to two additional draws (the Additional Draws and, together with the Initial Draws, the Draws) after the Closing Date, (i) the first to occur on or before February 28, 2013 and (ii) the second to occur on any one of the Payment Dates (as defined in the Longtrain Credit Agreement) occurring in March, April or May 2013, in each case, as determined by Longtrain (the Longtrain Credit Facility). The amount of the Draws shall not exceed the lesser of (A) $199,841,250 and (B) 75% of the Net Aggregate Equipment Value. “Net Aggregate Equipment Value” is defined in the Longtrain Credit Agreement and is based upon the value of eligible railcars subject to eligible leases and is subject to certain adjustments and concentration limits specified therein.

Longtrain may use proceeds of the Credit Facility to finance the manufacturing of new railcars for placement into its dedicated lease fleet, to finance existing railcars in its dedicated lease fleet (including by acquiring railcars from ARI pursuant to the contribution and sale agreement described above), and for fees and expenses and other purposes set forth in the Longtrain Credit Agreement. The Initial Draw on the Closing Date amounted to approximately $98.4 million, net of fees and expenses, which Longtrain used to pay ARI the cash purchase price for certain Transferred Assets as described above.

The Longtrain Credit Facility accrues interest at a rate per annum equal to the 1-month LIBOR rate plus 2.5%, subject to an alternative fee as set forth in the Longtrain Credit Agreement. The interest rate increases by 2.0% following certain defaults.

The Longtrain Credit Facility may be prepaid at Longtrain’s option at any time without premium or penalty (other than customary LIBOR breakage fees). Commencing on March 15, 2013 (or, if earlier, the first Payment Date following the first Additional Draw), the Longtrain Credit Facility will amortize in monthly installments in an aggregate annual amount equal to 3.33% of the then-outstanding principal amount thereof, with any remaining balance payable on the final scheduled maturity of the Longtrain Credit Facility, which is the earlier of the fifth anniversary of the first Additional Draw and February 28, 2018. Longtrain is required to make additional mandatory payments of the Longtrain Credit Facility (i) to cure a Borrowing Base Deficit (as defined in the Longtrain Credit Agreement); (ii) with net cash proceeds from certain issuances of debt and equity (with certain exceptions); and (iii) with net cash proceeds of certain asset sales (subject to a repurchase period of up to 365 days). An Early Amortization Event (as defined in the Longtrain Credit Agreement) occurs upon a Borrowing Base Deficit lasting 5 days, Longtrain’s Debt Service Coverage Ratio (as defined in the Longtrain Credit Agreement) falling below 1.20:1.00, a Manager Termination Event occurs under the Longtrain RMA (as defined below), or any Event of Default.

The Longtrain Credit Facility is secured by a first lien on substantially all assets of Longtrain, consisting of railcars, railcar leases, receivables and related assets, subject to limited exceptions. The Company is obligated to make any selections of Transferred Assets to be conveyed to Longtrain in good faith and without any adverse selection, to cause the Manager (as defined below) to maintain, lease, and re-lease Longtrain’s equipment no less favorably than similar portfolios serviced by the Manager, and to repurchase or replace railcars that are reported as Eligible Units (as defined in the Longtrain Credit Agreement) when they are not Eligible Units, subject to limitations on liability set forth in the Longtrain Credit Agreement.

The Longtrain Credit Agreement contains certain representations, warranties, and affirmative and negative covenants applicable to ARI and/or Longtrain, which are customarily applicable to senior secured facilities. Key covenants include limitations on Longtrain’s indebtedness, liens, investments, acquisitions, asset sales, redemption payments, and affiliate and extraordinary transactions; full cash sweep; covenants relating to the maintenance of Longtrain as a separate legal entity; financial and other reporting and periodic appraisals; maintenance of railcars, leases, and other assets; and Longtrain’s compliance with a Debt Service Coverage Ratio of 1.05:1.00, measured quarterly on a nine-month trailing basis, and subject to up to a 75 day cure period. Key defaults include failure to repay principal, interest, fees and other amounts owing under the Longtrain Credit Facility; making misrepresentations; cross-defaults to certain other indebtedness of Longtrain or ARI; the rendering of certain judgments against Longtrain or ARI; failure of the security documents to create valid liens on property securing the Longtrain Credit Facility; occurrence of a Material Adverse Effect (as defined in the Longtrain Credit Agreement); a Change of Control (as defined in the Longtrain Credit Agreement); ARI’s, Manager’s or Longtrain’s bankruptcy or insolvency; and removal or replacement of the Manager as “Servicer” under the Longtrain Credit Agreement, without the Administrative Agent’s consent, or failure to replace the Servicer within 60 days of a Servicer Replacement Event (as defined in the Longtrain Credit Agreement). Many defaults are also subject to cure periods prior to such default giving rise to the right of the lenders to accelerate the loans and to exercise remedies.

Railcar Management Agreement. Also on the Closing Date, Longtrain entered into a railcar management agreement (the Longtrain RMA) with American Railcar Leasing LLC (ARL), as Manager (the Manager), pursuant to which ARL will manage Longtrain’s leased railcars, including arranging for services, such as repairs or maintenance, as deemed necessary. Subject to the terms and conditions of the Longtrain RMA, ARL will receive a management fee based on the lease revenues generated by the railcars in Longtrain’s lease fleet that are managed by ARL. ARL will also be reimbursed for certain of its expenses and other services, and is entitled to sales commissions in the event certain railcars are sold from the lease fleet. Subject to certain early termination events, the agreement shall terminate on the earlier of (i) the date on which all of the Obligations (as defined in the Credit Agreement) (other than contingent obligations not due and owing) are paid in full in cash and (ii) August 31, 2018.

ARL is an affiliate of Mr. Carl Icahn, the chairman of ARI’s board of directors and, through Icahn Enterprises L.P., its principal beneficial stockholder. The Longtrain RMA was unanimously approved by the independent directors of ARI’s audit committee on the basis that the terms of the Longtrain RMA were not materially less favorable to the Company or Longtrain Leasing than those that could have been obtained in a comparable, arm’s length transaction with an unrelated person.

Receivables Subsidiary. ARI formed Longtrain as a special purpose vehicle solely for the purpose of engaging in the Lease Fleet Financing. Longtrain has been designated as a “Receivables Subsidiary” under that certain Indenture dated as of February 28, 2007, as amended and supplemented among the Company, the Guarantors (as defined therein) and Wilmington Trust Company, as Trustee thereunder, relating to the Company’s 7.5% Senior Notes due 2014 in the original aggregate principal amount of $275,000,000 (the Indenture). The Lease Fleet Financing is a “Qualified Receivables Financing” under the Indenture.

As noted above, the borrowings under the Longtrain Credit Facility are solely the obligations of Longtrain. ARI has, however, entered into certain agreements relating to its transfer of the Transferred Assets to Longtrain, and other agreements regarding the Lease Fleet Financing. These agreements contain certain representations, undertakings, and indemnities customary for asset sellers and parent companies in transactions of this type.

The foregoing is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which has been filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. A copy of ARI’s press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

On December 21, 2012, ARI issued a press release announcing the Lease Fleet Financing. A copy of the press release is attached hereto as exhibit 99.1 and is incorporated by reference into this Item 7.01.

Limitation on Incorporation by Reference. The information contained in Exhibit 99.1 is being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in the press release attached as an exhibit hereto, the press release contains forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary notes in the press release regarding these forward-looking statements.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Credit Agreement dated December 20, 2012 among Longtrain Leasing I LLC, American Railcar Industries, Inc., Fifth Third Bank, as Administrative Agent, and the lenders party thereto from time to time.

99.1	Press Release of American Railcar Industries, Inc. dated December 21, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2012	American Railcar Industries, Inc.

	By:	/s/ Dale C. Davies
	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

10.1	Credit Agreement dated December 20, 2012 among Longtrain Leasing I LLC, American Railcar Industries, Inc., Fifth Third Bank, as Adminstrative Agent, and the lenders party thereto from time to time.

99.1	Press Release of American Railcar Industries, Inc. dated December 21, 2012